Exhibit 10.15

GUITAR CENTER HOLDINGS, INC.
2009 AMENDED & RESTATED MANAGEMENT EQUITY PLAN

ARTICLE I
ESTABLISHMENT AND PURPOSE; ADMINISTRATION

WHEREAS, Guitar Center Holdings, Inc., a Delaware corporation (the “Company”), previously established its 2007 Management Equity Plan (the “2007 Plan”), which became effective on October 9, 2007 (the “Original Effective Date”), and on and after such date, the Company issued “Options” thereunder (any Options issued under the 2007 Plan, the “Original Options”) to Participants;

WHEREAS, in accordance with the provisions of Sections 3.5 and 12.2 of the 2007 Plan, the Company now desires to amend and restate the 2007 Plan as set forth herein and to offer to exchange and cancel the Original Options for the new Options described herein and as provided for in the Company’s Confidential Private Exchange Offering Memorandum to be distributed by the Company to Participants on or about the Amendment Effective Date (as defined below).

1.1           Establishment.  The Company hereby establishes a stock incentive plan to be known as the “Guitar Center Holdings, Inc. 2009 Amended & Restated Management Equity Plan” (the “Plan”).  The Plan shall become effective as of November 18, 2009 (the “Amendment Effective Date”), concurrent with its adoption by the Compensation Committee of the Company’s board of directors (the “Board”) on such date.

1.2           Purpose.  The Plan is intended to promote the long-term growth and profitability of the Company and its Subsidiaries by providing those persons who are or will be involved in the Company’s and its Subsidiaries’ growth with an opportunity to acquire an ownership interest in the Company, thereby encouraging such persons to contribute to and participate in the success of the Company and its Subsidiaries.  Under the Plan, the Company may make Awards (as defined in Section 3.1 below) to such present and future officers, directors, employees, consultants, and advisors of the Company or its Subsidiaries as may be selected in the sole discretion of the Board (collectively, “Participants”).

1.3           Administration.  The Board shall have the power and authority to prescribe, amend and rescind rules and procedures governing the administration of this Plan, including, but not limited to the full power and authority (a) to interpret the terms of this Plan, the terms of any Awards made under this Plan, and the rules and procedures established by the Board governing any such Awards, (b) to determine the rights of any person under this Plan, or the meaning of requirements imposed by the terms of this Plan or any rule or procedure established by the Board, (c) to select Participants for Awards under the Plan, (d) to set the exercise price of any Options or Rollover Options granted under the Plan, (e) to establish performance and vesting standards, (f) to impose such limitations, restrictions and conditions upon such Awards as it shall deem appropriate, (g) to adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (h) to correct any defect or omission or reconcile any inconsistency in the Plan, and (i) to make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan, subject to such limitations as may be imposed by the Code or other applicable law.  Each action of the Board

(including each determination of the Board) shall be final, binding and conclusive on all persons.  The Board may, to the extent permissible by law, delegate any of its authority hereunder to any duly authorized committee of the Board or any other persons as it deems appropriate.

ARTICLE II
DEFINITIONS

As used in this Plan, the following terms shall have the meanings set forth below:

“Affiliate” of a Person means any other person, entity, or investment fund controlling, controlled by, or under common control with such Person and, in the case of a Person which is a partnership, any partner of such Person.

“Aggregate Spread” of any option (including any Option or Rollover Option) as of any particular date means the aggregate Fair Market Value of the security for which such option is exercisable, minus the aggregate exercise price payable by the holder of such option in order to acquire such security.

“Award Agreement” means a written agreement between the Company and a Participant setting forth the terms, conditions, and limitations applicable to an Award.  All Award Agreements shall be deemed to include all of the terms and conditions of the Plan, except to the extent otherwise set forth in an Award Agreement and approved by the Board.

“Award Stock” with respect to a Participant, means any Common Stock issued to such Participant upon exercise of any Options or Rollover Options granted hereunder.  For all purposes of this Plan, Award Stock will continue to be Award Stock in the hands of any holder (including any Permitted Transferee) other than a Participant (except for the Company and purchasers pursuant to a Public Sale), and each such other holder of Award Stock will succeed to all rights and obligations attributable to such Participant as a holder of Award Stock hereunder.  Award Stock will also include shares of the Company’s capital stock issued with respect to shares of Award Stock by way of a stock split, stock dividend or other recapitalization.

“Cause” means, for any Participant, the meaning given to such term in an employment, severance or other similar agreement entered into by such Participant on or after the Original Effective Date and approved by the Board, or in the absence of such an agreement it shall mean with respect to such Participant any of the following, as determined by the Board, (i) the willful failure of such Participant to perform any portion of his or her duties, (ii) willful misconduct by such Participant which is or is likely to be injurious to the Company or any of its Subsidiaries, monetarily or otherwise, (iii) such Participant’s conviction of a felony (including a plea of nolo contendere), (iv) such Participant’s negligent performance of his or her duties, (v) any material breach by such Participant of the terms of this Plan, an Award Agreement, or any other agreement with the Company or any of its Subsidiaries to which such Participant is a party, or (vi) a violation of the Company’s written policies regarding ethical business practices or any other serious violation of any written policy of the Company or any of its Subsidiaries.

“Change in Control” means (i) prior to an Initial Public Offering, any transaction or series of related transactions which result in the Sponsors ceasing collectively to own shares of Common Stock which represent at least 50% of the total voting power or economic interest in the Company, (ii) at any time, any transaction or series of related transactions which result in an Independent Third Party acquiring shares of Common Stock which represent more than 50% of the total voting power or economic interest in the Company, and (iii) at any time, a sale or disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis other than to an entity with respect to which, following such sale or other disposition, at least fifty percent (50%) of the combined voting power of the then outstanding voting securities of such entity is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock immediately prior to such sale or other disposition; provided that, in the case of clauses (i) and (ii) above, such transactions shall only constitute a Change in Control if they result in the Sponsors ceasing to have the power (whether by ownership of voting securities, contractual right, or otherwise) collectively to elect a majority of the Board.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

“Common Stock” means the Company’s Common Stock, par value $.01 per share, or, in the event that the outstanding shares of Common Stock are hereafter recapitalized, converted into or exchanged for different stock or securities of the Company or its Affiliates, such other stock or securities.

“Disability” means, for any Participant, the meaning given to such term in an employment, severance or other similar agreement entered into by such Participant on or after the Original Effective Date and approved by the Board, or in the absence of such an agreement it shall mean such Participant’s eligibility to receive disability benefits under the Company’s or its Subsidiaries’ long-term disability plan or the inability of such Participant, as determined by the Board, to perform the essential functions of his or her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

“Fair Market Value” of a share of Award Stock (or any other security) means the fair market value of a share of Award Stock (or such other security, as applicable) as determined in reasonable good faith by the Board after consultation with the Chief Executive Officer of the Company and after considering amounts paid for shares in other recent transactions, valuations of comparable companies and the Company’s historical and projected financial performance, but excluding any private company or minority discounts.

“Independent Third Party” means any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who, immediately prior to the contemplated transaction or series of related transactions, does not own in excess of 5% of the Company’s Common Stock on a fully-diluted basis, who is not an Affiliate of any such 5% owner of the Company’s Common Stock and who is not the spouse or descendent (by birth or adoption) of any such 5% owner of the Company’s Common Stock.

“Initial Public Offering” means an initial public offering, after the Amendment Effective Date, of the Company’s Common Stock pursuant to an offering registered under the Securities

Act, other than any such offerings which are registered on Forms S-4 or S-8 under the Securities Act.

“Liquidity Event” means the occurrence of (i) a Change in Control, (ii) an Initial Public Offering or (iii) the payment of an extraordinary dividend by the Company in an aggregate amount equal to at least 20% of the equity value of the Company and its Subsidiaries immediately prior to such dividend, as determined by the Board in good faith.

“Non-Competition Period” for a Participant means the later of (i) the period of such Participant’s employment plus one (1) year after such Participant’s Termination Date or (ii) the period of such Participant’s employment plus the length of time, if any, for which the Participant receives (or is eligible to receive, where Participant declines or otherwise takes action to reject) in connection with such Participant’s termination severance benefits or other similar payments from the Company or its Subsidiaries pursuant to an agreement with such Participant, the severance policies of the Company and its Subsidiaries then in effect, at the Company’s or any of its Subsidiaries’ election, or otherwise (or the length of time in terms of compensation used to determine the amount of such Participant’s severance benefits in the event such severance benefits are payable in a lump sum or on a schedule different than such length of time).  In no event shall any amount received by a Participant pursuant to Articles VIII or IX of the Plan constitute severance or other similar payments for purposes of this definition.

“Original Value” (a) for each share of Award Stock which is originally issued upon exercise of any Options will be equal to the exercise price paid by the Participant for such share of Award Stock, and (b) for each share of Award Stock which is originally issued upon exercise of any Rollover Options will be equal to the Fair Market Value of such share of Award Stock on the date on which such Rollover Option is originally issued, and in each case as proportionally adjusted for all stock splits, stock dividends, and other recapitalizations affecting the Award Stock subsequent to the Original Effective Date.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.

“Permitted Transferee” with respect to any Participant means such Participant’s spouse and descendants (whether or not adopted) and any trust, family limited partnership or limited liability company that is and remains at all times solely for the benefit of such Participant and/or such Participant’s spouse and/or descendants, in each case which transferee has executed and delivered to the Company the documents required under Section 6.5, as applicable.

“Public Sale” means any sale pursuant to a registered public offering under the Securities Act or any sale to the public through a broker, dealer or market maker pursuant to Rule 144 promulgated under the Securities Act.

“Retirement” means voluntary resignation by a Participant at or after the age of sixty-five (65) following continuous employment by the Company and its Subsidiaries for a period of at least ten (10) years or any other voluntary resignation determined by the Board in its sole discretion to be a “Retirement” hereunder.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Sponsor Inflows” means, without duplication, as of any measurement date, all cash and other property payments (including dividends but excluding management fees and expense reimbursements) received by the Sponsors with respect to or in exchange for equity securities (including securities which are convertible into equity securities) of the Company (whether such payments are received from the Company or any third party) from the Original Effective Date through such measurement date.  Notwithstanding the foregoing, if equity securities of the Company are converted into other equity securities, such other equity securities shall not, except in connection with a Change in Control, be treated as Sponsor Inflows and shall be treated as equity securities of the Company for all purposes of the definition of “Sponsor Inflows.”  If a measurement date is the date of consummation of a Change in Control, any equity securities (including securities which are convertible into equity securities) held by the Sponsors and not transferred in such Change in Control will be deemed to have been sold for the same consideration as the equity consideration transferred in such Change in Control.  As used in this Agreement, “measurement date” means any date on which there occurs any Sponsor Inflows; provided that a measurement date shall be deemed to occur on each trading day from and after the 90th day following the consummation of an Initial Public Offering.  After consummation of an Initial Public Offering, except upon consummation of a Change in Control, any equity securities of the Company held by the Sponsors at the time of the Initial Public Offering will be deemed to have been sold as of such measurement date for cash for a price per share equal to the weighted average (by dollar volume) of the closing trading price for each of the 90 consecutive trading days ending on such measurement date (whether or not such Common Stock is actually held by the Sponsors on such measurement date (i.e., secondary sales of Common Stock by the Sponsors after an Initial Public Offering will be disregarded)).

“Sponsor Outflows” means, without duplication, as of any measurement date, all cash payments made by the Sponsors (on a cumulative basis) with respect to or in exchange for equity securities (including securities which are convertible into equity securities) of the Company (whether such payments are made to the Company or any third party) from the Original Effective Date until such measurement date.

“Sponsors” means, collectively, Bain Capital Integral Investors 2006, LLC, BCIP TCV, LLC and BCIP Associates-G, in each case together with their respective Affiliates.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the Original Effective Date, by and among the Company, the Sponsors, Participants who receive (or are entitled to receive) Award Stock and the other parties set forth therein, as may be amended from time to time, which is attached hereto as Exhibit A.

“Subsidiary” means any corporation, partnership, limited liability company, or other entity in which the Company owns, directly or indirectly, stock or other equity securities or interests possessing 50% or more of the total combined voting power of such entity.

“Termination Date” means the earliest date on which a Participant is no longer employed by the Company or any of its Subsidiaries for any reason.  For the avoidance of doubt, a Participant’s Termination Date shall be considered to be the last date of his actual and active employment with the Company or one of its Subsidiaries, whether such day is selected by agreement with the Participant or unilaterally by the Company or such Subsidiary and whether advance notice is or is not given to the Participant; no period of notice that is or ought to have been given under applicable law in respect of the termination of employment will be taken into account in determining entitlement under the Plan.  Furthermore, a Participant who goes on a leave of absence approved by the Company or one of its Subsidiaries shall not be deemed to have ceased their employment with the Company or its Subsidiaries during the period of such approved leave; provided that, the time vesting of such Participant’s Options under Section 4.2 shall be suspended during the period of such leave, except to the extent required by applicable law.

“Transfer” means any direct or indirect sale, transfer, assignment, pledge, encumbrance or other disposition (whether with or without consideration and whether voluntary or involuntary or by operation of law, including to the Company or any of its Subsidiaries) of any interest.

ARTICLE III
AWARDS AND ELIGIBILITY

3.1           Awards.  Awards under the Plan may be granted in any one or all of the following three forms: (i) non-qualified stock options (“Options”), as described in Article IV of the Plan and (ii) non-qualified stock options issued in exchange for options of Subsidiaries of the Company which a Participant may have been granted prior to the Original Effective Date (“Rollover Options” and together with Options, “Awards”), as described in Article V of the Plan.  For the avoidance of doubt, no Awards shall be an incentive stock option within the meaning of Section 422(a) of the Code or any successor provision.  Each Award shall be evidenced by a written Award Agreement containing such restrictions, terms, and conditions, if any, as the Board may require; provided that, except as otherwise expressly provided in an Award Agreement, if there is any conflict between any provision of the Plan and an Award Agreement, the provisions of the Plan shall govern.

3.2           Maximum Shares Available.  The Board may authorize Awards consisting of Rollover Options in such numbers of shares as it may determine from time to time.  An aggregate of no more than 1,102,500 shares of Common Stock shall be reserved for issuance with respect to Options.  All Awards shall be subject to adjustment by the Board as follows.  In the event of any reorganization, recapitalization, stock split, stock dividend, extraordinary dividend, combination of shares, merger, consolidation or other change in the Common Stock, the Board shall make such changes in the number and type of shares of Common Stock covered by outstanding Awards and the terms thereof as the Board determines are necessary to prevent dilution or enlargement of rights of Participants under the Plan.  Without limiting the generality of the foregoing, in the event of any such transaction, the Board shall have the power to make such changes as it deems appropriate in the number and type of shares covered by outstanding Awards, the prices specified therein, and the securities or other property to be received upon exercise (which may include providing for cash payment (or no consideration) in exchange for cancellation of outstanding Awards).  If any Options expire unexercised or unpaid or are canceled, terminated or forfeited in any manner without the issuance of Common Stock or payment thereunder, the shares with respect to which such Options were granted shall again be available under this Plan, subject to the foregoing maximum amounts.  Similarly, if any shares of

Common Stock issued hereunder upon exercise of Options are repurchased hereunder, such shares shall again be available under this Plan for reissuance, subject to the foregoing maximum amounts.  Shares of Common Stock to be issued upon exercise of Awards may be either authorized and unissued shares, treasury shares, or a combination thereof, as the Board shall determine.

3.3           Eligibility.  The Board may, from time to time, select the Participants who shall be eligible to participate in the Plan and the Awards to be made to each such Participant.  The Board may consider any factors it deems relevant in selecting Participants and in making Awards to such Participants.  The Board’s determinations under the Plan (including without limitation determinations of which persons are to receive Awards and in what amount) need not be uniform and may be made by it selectively among persons who are eligible to receive Awards under the Plan.

3.4           No Right to Continued Employment.  Nothing in this Plan or (in the absence of an express provision to the contrary) in any Award Agreement, as applicable, shall confer on any Participant any right to continue in the employment of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate such Participant’s employment at any time for any reason or to continue such Participant’s present (or any other) rate of compensation.

3.5           Return of Prior Awards.  The Board shall have the right, at its discretion, to require Participants to return to the Company Awards previously granted to them under the Plan in exchange for new Awards; provided that, no Participant shall be required, without such Participant’s prior written consent, to return any Award if the new Award is to be made on terms less favorable to such Participant than the Award to be returned.  Subject to the provisions of the Plan, such new Awards shall be upon such terms and conditions as are specified by the Board at the time the new Awards are made.

3.6           Securities Laws.  The Plan has been instituted by the Company to provide certain compensatory incentives to Participants and is intended to qualify for an exemption from the registration requirements (i) under the Securities Act, as amended, pursuant to Rule 701 of the Securities Act, and (ii) under applicable state securities laws.

ARTICLE IV
OPTIONS

4.1           Options.  The Board shall have the right and power to grant to any Participant, at any time prior to the termination of this Plan, Options in such quantity, at such price, on such terms and subject to such conditions that are consistent with this Plan and established by the Board.  Options granted under this Plan shall be in the form described in this Article IV, or in such other form or forms as the Board may determine, and shall be subject to such additional terms and conditions and evidenced by Award Agreements, as shall be determined from time to time by the Board.  Except as otherwise set forth in an Award Agreement, Options shall be subject to all of the terms and conditions contained in this Plan.

4.2           Vesting of Options.  Unless otherwise set forth in an Award Agreement, all Options shall be subject to vesting in accordance with the provisions of this Section 4.2.  Options shall be exercisable only to the extent that they are vested.  In addition to the other requirements set forth in this Section 4.2, Options shall vest only so long as a Participant remains employed by the Company or one of its Subsidiaries.  Unless otherwise set forth in an Award Agreement, all Awards of Options shall be divided into three portions, with each such portion exercisable for the number of shares of Common Stock set forth in the Award Agreement, and such portions shall be referred to hereunder as “Tranche I Options,” “Tranche II Options” and “Tranche III Options”.  The Options will be split evenly between Tranche I Options, Tranche II Options and Tranche III Options.

(a)           Tranche I Vesting.   The Tranche I Options will be subject to time vesting and will time vest on each date set forth below with respect to the cumulative percentage of Common Stock issuable upon each of the Tranche I Options set forth opposite such date if the respective Participant is, and has been, continuously employed by the Company or any of its Subsidiaries from the date of award through such date:

Date	Cumulative Percentage of Common Stock Vested
Date of Grant	48.5%
1st anniversary of date of grant	58.8%
2nd anniversary of date of grant	69.1%
3rd anniversary of date of grant	79.4%
4th anniversary of date of grant	89.7%
5th anniversary of date of grant	100%

Notwithstanding the foregoing, all Tranche I Options shall be 100% vested (i) upon consummation of a Change in Control or (ii) if, after the Initial Public Offering, the Sponsors (in aggregate) fail to own at least 10% of the aggregate Common Stock purchased by the Sponsors.  The Tranche I Options will not be subject to performance vesting.

(b)           Tranche II Vesting.  The Tranche II Options will be subject to time vesting and will time vest on each date set forth below with respect to the cumulative percentage of Common Stock issuable upon each of the Tranche II Options set forth opposite such date if the respective Participant is, and has been, continuously employed by the Company or any of its Subsidiaries from the date of award through such date:

Date	Cumulative Percentage of Common Stock Vested
Date of Grant	0%
1st anniversary of date of grant	20%
2nd anniversary of date of grant	40%
3rd anniversary of date of grant	60%
4th anniversary of date of grant	80%
5th anniversary of date of grant	100%

Notwithstanding the foregoing, all Tranche II Options shall be 100% time vested (i) upon consummation of a Change in Control or (ii) if, after the Initial Public Offering, the Sponsors (in aggregate) fail to own at least 10% of the aggregate Common Stock purchased by the Sponsors.   The Tranche II Options will not be subject to performance vesting.

(c)           Tranche III Vesting.  The Tranche III Options shall be subject to time and performance vesting, and will only be deemed fully vested when they have both time vested and performance vested in accordance with the terms hereof.  The Tranche III Options will time vest in the same manner as the Tranche II Options, including with respect to the application of the accelerated vesting provisions applicable upon the consummation of a Change in Control or in the event that the Sponsors fail to own after the Initial Public Offering at least 10% of the aggregate Common Stock purchased by the Sponsors.  Subject to Section 6.1(b), the Tranche III Options will performance vest on the first measurement date on or after a Liquidity Event where the Sponsor Inflows through such measurement date are at least one and one-half (1.5) times the Sponsor Outflows through such measurement date.

ARTICLE V
ROLLOVER OPTIONS

5.1           Rollover Options.  The Board shall have the right and power to grant to any Participant, at any time prior to the termination of this Plan, Rollover Options in such quantity, at such price, on such terms and subject to such conditions that are consistent with this Plan and established by the Board.  Rollover Options granted under this Plan shall be in the form described in this Article V, or in such other form or forms as the Board may determine, and shall be subject to such additional terms and conditions and evidenced by Award Agreements, as shall be determined from time to time by the Board.  Except as otherwise set forth in an Award Agreement, Rollover Options shall be subject to all of the terms and conditions contained in this Plan.

5.2           Issuance for Cancellation of Other Awards.  Rollover Options shall only be issued as consideration for the agreement of Participants to cancel or forgo options issued by Subsidiaries of the Company to Participants prior to the Original Effective Date.  All Rollover Options shall have an Aggregate Spread equal, on the day of grant, to the Aggregate Spread of the options cancelled or foregone in exchange for such Rollover Options.

5.3           Vesting of Rollover Options.  All Rollover Options shall be exercisable in full on the date on which they are granted to a Participant.

ARTICLE VI
GENERAL OPTION PROVISIONS

6.1           Expiration.

(a)           All Options granted under this Plan shall expire at the close of business on the tenth anniversary of the date of grant to the Participant holding such Options, subject to earlier expiration as provided in this Article VI.  All Rollover Options granted under this Plan shall expire at the date that is specified in the Award Agreement applicable to such Rollover Options.

(b)           If a Participant ceases to be employed by the Company and its Subsidiaries for any reason, then the portion of such Participant’s Options that have not fully vested as of the Termination Date shall expire at such time.  In addition, upon consummation of a Change in Control, all unvested Tranche III Options shall expire at the time of such consummation if they do not otherwise performance vest in connection with such Change in Control in accordance with the provisions of Section 4.2.

6.2           Exercise on Termination.  The portion of a Participant’s Options that have fully vested as of such Participant’s Termination Date shall expire upon the earlier to occur of (A) the end of their stated term, and (B) (i) 30 days after the Termination Date if a Participant is terminated without Cause or if a Participant resigns for any reason (including Retirement), (ii) 180 days after the Termination Date if a Participant is terminated due to death or due to Disability, and (iii) immediately upon termination if a Participant is terminated with Cause.

6.3           Procedure for Exercise.  At any time after all or any portion of a Participant’s Awards have become vested and prior to their expiration, a Participant may exercise all or any specified portion of such vested Awards by delivering written notice of exercise specifically identifying the particular Awards (including whether the Awards are Tranche I, II or III Options or are Rollover Options) to the Company (an “Exercise Notice”), together with a written acknowledgment that such Participant has read and has been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to such Participant regarding the Company.  Payment by Participants in connection with any exercise (a) shall be made by delivery of a cashier’s, certified check or wire transfer in the amount equal to the product of the exercise price multiplied by the number of Award Shares to be acquired, plus the amount of any additional federal and state income taxes or any income taxes or employee’s social security contributions arising in any jurisdiction outside the United States required to be withheld (or accounted for to appropriate revenue authorities by the Participant’s employer) by reason of the exercise of the Options or Rollover Options (which such amount shall be calculated by the Company and provided to Participants promptly following delivery of an Exercise Notice, and which shall be subject to later adjustment by the Company (with a corresponding payment by or refund to Participant) in the event that any such adjustment is required), and (b) shall be due in full from the Participant at the same time as delivery of the Exercise Notice (with the portion representing taxes or contributions due within two (2) days of the date on which the Company informs the Participant of the amount of such items pursuant to the provisions of this Section).  For United States federal income tax purposes, the Company intends to treat Awards as exercised at the time the Company issues the applicable Award Stock to the Participant.  At the discretion of the Participant, a Participant may elect to acquire Award Stock upon the exercise of Awards without payment in cash therefor pursuant to a cashless exercise of such Awards.  Such cashless exercise shall be effectuated by the Company delivering shares of Common Stock to the Participant with a Fair Market Value equal to (a) the Fair Market Value of all shares issuable upon exercise of such Awards, minus (b) the aggregate exercise price of all shares issuable upon exercise of such Awards (together with the maximum amount of any income taxes or employee’s social security contributions that may be paid in this manner without changing the manner in which the Company has accounted for the Awards).  Notwithstanding the foregoing, the Company shall not be required to withhold shares of Common Stock in satisfaction of the Participant’s income or payroll tax liabilities if the Company would be prohibited under any debt or equity agreements from paying those liabilities in cash on the Participant’s behalf.  A Participant’s right to demand a cashless exercise shall terminate on the earlier to occur of an Initial Public Offering and the 30th day after a Change in Control.

6.4           Representations on Exercise.  In connection with any exercise of any Award and the issuance of Award Stock thereunder (other than pursuant to an effective registration statement under the 1933 Act), Participant shall by the act of delivering the Exercise Notice (and without any further action on the part of the Participant) represent and warrant to the Company that as of the time of such exercise:

(a)           The Award Stock to be acquired by Participant upon exercise shall be acquired for Participant’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act or any applicable state securities laws, and the Award Stock shall not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(b)           Participant is or was an employee of the Company or one of its Subsidiaries, is sophisticated in financial matters, and is able to evaluate the risks and benefits of the investment in the Award Stock.

(c)           Participant is able to bear the economic risks of his investment in the Award Stock for an indefinite period of time and is aware that transfer of the Award Stock may not be possible because (A) such transfer is subject to contractual restrictions on transfer set forth herein and in the Stockholders Agreement and (B) the Award Stock has not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act and such applicable state securities laws or an exemption from such registration is available.

In connection with any exercise of any Award, Participant shall make such additional customary investment representations as the Company may require and Participant shall execute such documents necessary for the Company to perfect exemptions from registration under federal and state securities laws as the Company may reasonably request.  In addition, in connection with any exercise of any Award, Participant shall make an election under Section 83(b) of the Code, in the form prescribed by the Board.

6.5           Non-Transferability.

(a)           All Awards are personal to a Participant and are not Transferable by such Participant, other than by will or pursuant to applicable laws of descent and distribution.  Only a Participant, his estate or personal representatives or heirs, or any Permitted Transferee are entitled to exercise any Award.  All Award Stock issued pursuant to the exercise of any Award shall not be Transferable, other than pursuant to Article VIII or IX below or as otherwise permitted pursuant to the terms of the Stockholders Agreement.  Any attempted Transfer of Options, Rollover Options, or Award Stock issued upon exercise thereof which is not specifically permitted under the Plan shall be null and void.

(b)           Notwithstanding the provisions of Section 6.5(a) above, Options and Rollover Options shall be Transferable by a Participant to any of such Participant’s Permitted Transferees; provided that, in no event shall any Participant be allowed, without the prior consent of the Board, to Transfer Options or Rollover Options pursuant to this Section 6.5(b) more than once, nor to more than one (1) of such Participant’s Permitted Transferees, and in such case such Permitted Transferee shall thereafter not be allowed, without the prior consent of the Board, to Transfer any of the Options or Rollover Options Transferred to such Permitted Transferee pursuant to this Section 6.5(b).  As part of any such Transfer, the Permitted Transferee shall execute such documents as the Company may reasonably require, which documents shall provide that the Permitted Transferee remains bound by the Plan and the applicable Award Agreement in the same manner as the Participant.

(c)           No Participant shall make any Transfer prohibited by this Section 6.5 either directly or indirectly.  Without limiting the generality of the foregoing, no Participant shall make one or more transfers to one or more Permitted Transferees and then dispose of all or any portion of such Participant’s interest in any such Permitted Transferee.  Any Transfer or attempted Transfer in violation of this clause (c) shall be null and void.

(d)           The Company shall issue, in the name of each Participant to whom Award Stock has been granted or sold, stock certificates representing the total number of shares of Award Stock granted or sold to such Participant, as soon as reasonably practicable after such grant or sale.

6.6           Rights as a Stockholder.  A Participant holding Options or Rollover Options shall have no rights as a stockholder with respect to any shares of Award Stock issuable upon exercise thereof until the date on which a stock certificate is issued to such Participant representing such Award Stock.  The Company shall issue Award Stock to Participants no later than twenty (20) days following receipt by the Company of all exercise payments required to be made by a Participant in connection therewith; provided that, such time period shall be reduced to two (2) days during the thirty (30) days following any notice given by the Company pursuant to Section 6.7 of the Plan.  In the event of any extraordinary cash or other non-equity dividend described in Treas. Reg. § 1.424-1(a)(3)(ii) (a “Special Dividend”), the Board shall substitute new Awards (“Substituted Options”) equal in number to the outstanding Awards held by a Participant immediately prior to such Special Dividend in the manner contemplated by Treas. Reg. § 1.424(a)(5); provided that in applying the provisions of §1.424-1(a)(5)(iii), the Board may reduce the ratio of the exercise price to Fair Market Value of the Common Stock subject to the

Substituted Options immediately after the substitution to the lesser of 25% and the ratio of the exercise price to the Fair Market Value of the Common Stock subject to the Options immediately prior to the Special Dividend.  In the case of Participants who are employed by the Company or its Subsidiaries on the date a Special Dividend is paid and in the event the Aggregate Spread of the Substituted Options immediately after the substitution described in the preceding sentence is less than the Aggregate Spread of the Options immediately prior to the Special Dividend, the Board shall pay such Participants the difference as follows: (i) the difference in Aggregate Spread in respect of vested Options shall be paid promptly to the Participant after payment of the Special Dividend and (ii) the difference in Aggregate Spread in respect of unvested Options shall be paid promptly to the Participant after such Options vest.  Any entitlement to any such payment in respect of unvested Options shall be forfeited upon forfeiture of the applicable unvested Options.

6.7           Notice of Dividends.  The Board shall provide notice to all Participants who hold vested Options or Rollover Options in the event that it intends to declare any dividend or distribution in respect of shares of Common Stock.  Such notice shall be provided not less than ten (10) days prior to the record date of such dividend or distribution, and shall describe in reasonable detail the approximate amounts anticipated to be distributed in respect of the Common Stock.

ARTICLE VII
JOINDERS

7.1           Stockholders Agreement.  Receipt of any Award shall constitute agreement by the Participant receiving such Award to be bound by all of the terms and conditions of the Stockholders Agreement, including with respect to the Award Stock, or any other Company capital stock, issuable to or held by such Participant.  In furtherance thereof, upon the receipt of any Award, and without any further required action of the Participant, the Company or any other Person, the Participant shall automatically become a party to the Stockholders Agreement as a Manager and all shares of Award Stock, or any other Company capital stock issuable to or held by such Participant, shall be deemed Management Shares thereunder.  All of the terms of the Stockholders Agreement are incorporated herein by reference.

ARTICLE VIII
REPURCHASE OF SHARES

8.1           Repurchase Option.  In the event that a Participant is no longer employed by the Company or any of its Subsidiaries for any reason, all Award Stock issued or issuable to such Participant, whether held by such Participant or one or more transferees of such Participant, will be subject to repurchase by the Company and the Sponsors (solely at their option), by delivery of one or more Repurchase Notices (as defined below) within the time periods set forth below, pursuant to the terms and conditions set forth in this Article VIII (the “Repurchase Option”), unless otherwise set forth in the Award Agreement between the Company and the Participant.  Notwithstanding any other provision in this Article VIII, the Repurchase Option shall terminate upon the occurrence of an Initial Public Offering.

8.2           Termination Other than for Cause.  Unless otherwise specified in an Award Agreement, if a Participant is no longer employed by the Company or any of its Subsidiaries as a result of any reason other than such Participant’s termination for Cause, the Company may elect to purchase all or any portion of the Award Stock issued or issuable to such Participant at a price per share equal to the Fair Market Value thereof, as determined by the Board as of the anticipated date of the Repurchase Closing (as defined in Section 8.6 below).  Notwithstanding the foregoing, in the event a Participant takes any action prohibited by Section 11.3, then the purchase price per share for repurchases of Award Stock issued or issuable to a Participant (other than Award Stock issued or issuable to a Participant pursuant to Rollover Options) shall be the lower of Fair Market Value and Original Value; provided that, if a Participant takes such prohibited action after the Company (or Sponsors, if applicable) pays the repurchase price for such Award Stock, then the Company (or Sponsors, if applicable) shall be entitled to recover from such Participant any amounts paid in excess of that contemplated by the preceding clause.

8.3           Termination for Cause.  Unless otherwise specified in an Award Agreement, if a Participant is no longer employed by the Company or any of its Subsidiaries as a result of such Participant’s termination for Cause, the Company may elect to purchase all or any portion of the Award Stock issued or issuable to such Participant at a price per share equal to: (i) except as provided in clause (ii) of this Section 8.3, the lower of the Fair Market Value and Original Value thereof, as determined by the Board as of the anticipated date of the Repurchase Closing (as defined in Section 8.5 below) and (ii) with respect to Award Stock issued or issuable to a Participant pursuant to Rollover Options, the Fair Market Value thereof.

8.4           Option Repurchases.  In the event the Company and/or the Sponsors, as applicable, exercise the Repurchase Option with respect to any shares of Award Stock issuable upon exercise of any Award held by a Participant, then such Participant shall be required, promptly following receipt of a Repurchase Notice (as defined below), to exercise such Award(s) and purchase from the Company (in accordance with the provisions of Section 6.3, including any cashless exercise provision, to the extent applicable) all shares of Award Stock for which the Company and/or the Sponsors, as applicable, shall have delivered a Repurchase Notice.

8.5           Repurchase Procedures.  Pursuant to the Repurchase Option, the Company may elect to exercise the right to purchase all or any portion of the shares of Award Stock issued to a Participant by delivering written notice or notices (each, a “Repurchase Notice”) to the holder or holders of the such Award Stock at any time and from time to time no later than 180 days after the Participant’s Termination Date; provided that such periods may be tolled in accordance with the first and last sentences of Section 8.8 below.  Each Repurchase Notice will specifically identify the shares of Award Stock to be acquired from such holder(s) (including whether such shares are issuable upon exercise of Tranche I, II or III, Options or Rollover Options) and the time and place for the closing of the transaction (each, a “Repurchase Closing”).  In the event that the Company elects to purchase a portion of such Award Stock pursuant to the terms of this Section 8.5, if any shares of such Award Stock are held by transferees of such Participant, the Company shall purchase the shares elected to be purchased first from such Participant to the extent of the shares of such Award Stock then held by such Participant and second purchase any remaining shares elected to be purchased from such other holder(s) of Award Stock pro rata according to the number of shares of Award Stock held by such other holder(s) at the time of delivery of such Repurchase Notice (determined as nearly as practicable to the nearest share) and the number of shares of each class of Award Stock to be purchased will be allocated among such other holders pro rata according to the total number of shares of Award Stock to be purchased from such persons.

8.6           Sponsor’s and Management’s Right to Buy.

(a)           If for any reason the Company does not elect to purchase all of the Award Stock (issued or issuable to a particular Participant) pursuant to the Repurchase Option pursuant to one or more Repurchase Notices, both the Sponsors and members of the Company’s management team who hold Options (the “Designated Management Group”) will be entitled to exercise the Repurchase Option, in the manner set forth in this Section 8.6, for the Award Stock the Company has not elected to purchase (the “Available Shares”).  As soon as practicable after the Company has determined that there will be Available Shares, the Company shall give written notice (each, an “Option Notice”) to the Sponsors and Designated Management Group setting forth the number of Available Shares and the price for each Available Share as determined pursuant to the provisions of this Article VIII.

(b)           The Sponsors and each member of the Designated Management Group may elect to purchase any number of Available Shares by delivering written notice (an “Election Notice”) to the Company within 20 days after receipt of the Option Notice from the Company.  To the extent there is an over-subscription for the Available Shares, any elections will be pro-rated among the Sponsors and such Designated Management Group based on the number of shares of fully-diluted Common Stock each such Person holds on the date the Option Notice is provided.

(c)           As soon as practicable, and in any event within ten days after the expiration of the 20-day period set forth above, the Company shall notify the holder(s) of Award Stock as to the number of shares being purchased from such holder(s) by the Sponsors and/or Designated Management Group (each, a “Supplemental Repurchase Notice”).  At the time the Company delivers a Supplemental Repurchase Notice to the holder(s) of Award Stock, the Company shall also deliver written notice to each electing Sponsor and Designated Management Group member setting forth the number of shares that the Company and each Sponsor will acquire, the aggregate purchase price and the time and place of the closing of the transaction.

8.7           Closing of Repurchase.  The closing of the transactions contemplated by this Article IX will take place on the date designated by the Company in the applicable Repurchase Notice or Supplemental Repurchase Notice, as the case may be, which date will not be more than 270 days after the Participant’s Termination Date.  The Company and/or the Sponsors, as the case may be, will pay for the Award Stock to be purchased pursuant to the Repurchase Option by delivery of a check payable to the holder(s) of Award Stock or a wire transfer of immediately available funds.  The Company and/or the Sponsors as the case may be, will receive customary representations and warranties from each seller regarding the sale of Award Stock including, but not limited to, the representation that such seller has good and marketable title to the Award Stock to be Transferred free and clear of all liens, claims and other encumbrances, and will be entitled to require all sellers’ signatures be guaranteed by a national bank or reputable securities broker.  In the event that a repurchase is to take place at a price equal to Fair Market Value, and the Fair Market Value of the Award Stock has increased or decreased from the date on which it is determined to the date of closing pursuant to this Section 8.7, then the repurchase shall be consummated at such higher or lower price.

8.8           Restrictions on Repurchase.  Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Award Stock by the Company shall be subject to applicable restrictions contained in the Delaware General Corporation Law and in the Company’s and its Subsidiaries’ debt and equity financing agreements.  If any such restrictions prohibit the repurchase of Award Stock for cash and the Sponsors have not elected to acquire all Award Stock which the Company and the Sponsors have a right to repurchase pursuant to this Article VIII, the Company shall have the right to deliver, as payment of the repurchase price, a subordinated note or notes payable in up to three equal annual installments beginning on the first anniversary of the closing of such repurchase and bearing interest (accruing quarterly) at a rate per annum equal to 10% (provided that such notes shall accelerate and be payable in full once the Company is permitted to repurchase Award Stock or repay such note under the debt and equity financing agreements).  Any such notes issued by the Company shall be subject to any restrictive covenants which the Company is subject to at the time of repurchase.  If any such restrictions prohibit the repurchase of Award Stock for such subordinated notes and the Sponsors have not elected to acquire all Award Stock which the Company and the Sponsors have a right to repurchase pursuant to this Article VIII, the time periods provided in this Article VIII shall be suspended, and the Company may make such repurchases as soon as it is permitted to do so under such restrictions.

ARTICLE IX
PUT RIGHTS

9.1           Put Rights on Death, Disability or Retirement.  Each Participant shall have the right (solely at their option) to require the Company to repurchase all (but not less than all) of such Participant’s shares of Award Stock (whether actually issued or issuable upon exercise of Options or Rollover Options) in the event such Participant’s employment is terminated because of death or Disability or Retirement.  Such put right must be exercised no more than (a) 240 days in event of death, (b) 150 days, in the event of Disability, following such Participant’s Termination Date or (c) 30 days, in the event of Retirement, following the Participant’s Termination Date by giving written notice to the Company.  The purchase price payable by the Company in connection with such put shall be Fair Market Value as determined as of the anticipated date of the closing of the transaction contemplated by this Section 9.1.  The closing of the transactions contemplated by this Section 9.1 will take place no later than 60 days after delivery of notice of exercise of the put right by the Participant and otherwise in accordance with the provisions of Sections 8.7 and 8.8, to the extent applicable; provided that the Board may require the closing date of the transactions contemplated by this Section 9.1 to be a date during the 10-day period following the first date the Company determines it may repurchase such Award Shares without changing the manner in which the company has accounted for such Options or Rollover Options (such date being, under current accounting principles, approximately six months and one day after the date of acquisition of the applicable Award Stock).  Notwithstanding the foregoing put right, the Company and/or the Sponsors, as applicable, shall still have the repurchase rights set forth in Article VIII with respect to any termination otherwise subject to this Section 9.1.

9.2           Option Puts.  In the event a Participant exercises a put right with respect to any shares of Award Stock issuable upon exercise of any Award held by such Participant, then such Participant shall be required, in connection with the exercise of such put right, to exercise such Award and purchase from the Company (in accordance with the provisions of Section 6.3, including any cashless exercise provision, to the extent applicable) all shares of Award Stock for which such Participant shall have exercised such put right.  The closing of any such exercise shall take place promptly, but in any event within 10 days of the delivery by the Participant of the written notice exercising such Participant’s put rights.

9.3           Termination of Puts.  Notwithstanding any other provision in this Article IX, each of the put rights contained in this Article IX shall terminate on the first to occur of a Change in Control or an Initial Public Offering.

9.4           Restrictions on Repurchase.  Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Award Stock by the Company pursuant to a Participant’s put right shall be subject to applicable restrictions contained in the Delaware General Corporation Law and in the Company’s and its Subsidiaries’ debt and equity financing agreements.  If any such restrictions prohibit the repurchase of Award Stock for cash, the Company shall have the right to deliver, as payment of the repurchase price, a subordinated note or notes payable in up to three equal annual installments beginning on the first anniversary of the closing of such repurchase and bearing interest (accruing quarterly) at a rate per annum equal to 10% (provided that such notes shall accelerate and be payable in full once the Company is permitted to repurchase Award Stock or repay such note under the debt and equity financing agreements).  Any such notes issued by the Company shall be subject to any restrictive covenants which the Company is subject to at the time of repurchase.  If any such restrictions prohibit the repurchase of Award Stock for such subordinated notes, the time periods provided in this Article IX shall be suspended, and the Company may make such repurchases as soon as it is permitted to do so under such restrictions.

ARTICLE X
PUBLIC OFFERINGS

10.1         Cooperation in an IPO.  In the event that the Company approves an Initial Public Offering, the holders of Awards, or Award Stock will take all necessary or desirable actions in connection with the consummation of such offering.  In the event that such Initial Public Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the Common Stock structure will adversely affect the marketability of the offering, each holder of Awards or Award Stock will consent to and vote for a recapitalization, reorganization and/or exchange of the Common Stock into securities that the managing underwriters and the Board find acceptable and will take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange.

10.2         Holdback.  No Participant shall effect any public sale or distribution (including sales pursuant to Rule 144) of any Award Stock during the 7 days prior to and the 90 days (or 180 days in the event of an Initial Public Offering) after the effective date of any underwritten public offering of the Company’s Common Stock, except as part of such underwritten public offering or if otherwise permitted by the Company.

10.3         Compliance with Laws.  Each Option and Rollover Option shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the shares subject to such Option or Rollover Option upon any securities exchange or under any state or federal securities or other law or regulation or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of such Option or Rollover Option or the issue or purchase of shares thereunder, no such Option or Rollover Option may be exercised or paid in Common Stock in whole or in part unless such listing, registration, qualification, consent or approval (a “Required Listing”) shall have been effected or obtained and the holder of the Option or Rollover Option, as applicable, will supply the Company with such certificates, representations and information as the Company shall request which are reasonably necessary or desirable in order for the Company to obtain such Required Listing, and shall otherwise cooperate with the Company in obtaining such Required Listing.  In the case of officers and other persons subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the Board may at any time impose any limitations upon the exercise of an Option or Rollover Option which, in the Board’s discretion, are necessary or desirable in order to comply with Section 16(b) and the rules and regulations thereunder.  If the Company, as part of an offering of securities or otherwise, finds it desirable because of federal or state regulatory requirements to reduce the period during which any Options or Rollover Options may be exercised, the Board may, in its discretion and without the consent of the holders of any such Options or Rollover Options, so reduce such period on not less than 15 days’ written notice to the holders thereof.

10.4         Purchaser Representative.  If the Company or the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), as a condition to participation in such sale (whether or not obligated to so participate pursuant to the provisions of the Stockholders Agreement or otherwise), the holders of Award Stock will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company.  If any holder of Award Stock appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative; but if any holder of Award Stock declines to appoint the purchaser representative designated by the Company, such holder will appoint another purchaser representative and such holder will be responsible for the fees of the purchaser representative so appointed.

ARTICLE XI
RESTRICTIVE COVENANTS

The Company and its Subsidiaries operate in a highly sensitive and competitive commercial environment.  As part of their employment with the Company and its Subsidiaries, Participants will be exposed to highly confidential and sensitive information regarding the Company’s and its Subsidiaries’ business operations, including corporate strategy, pricing and other market information, know-how, trade secrets, and valuable customer, supplier, and employee relationships.  It is critical that the Company take all necessary steps to safeguard its legitimate protectible interests in such information and to prevent any of its competitors or any other persons from obtaining any such information.  Therefore, as consideration for the Company’s agreement to grant or sell Options and/or Rollover Options to a Participant, each Participant shall agree to be bound by the following restrictive covenants:

11.1         Confidentiality.  Each Participant agrees that he will not disclose to a third party or use for his personal benefit or for the benefit of a third party, at any time, either during his employment with the Company or its Subsidiaries or thereafter, any Confidential Information (as defined below) of which the Participant is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Participant’s performance in good faith of duties assigned to the Participant by the Company or as required by law or as necessary for the Participant to enforce his rights hereunder. The Participant will take all reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Participant shall deliver to the Company at his Termination Date or at any time the Company may request all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any of its Subsidiaries which the Participant may then possess or have under his control. As used herein, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its Subsidiaries in connection with their business, including but not limited to (i) information, observations and data obtained by the Participant while employed by the Company or its Subsidiaries concerning the business or affairs of the Company or its Subsidiaries, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Participant proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

11.2         Assignment of Inventions.  Each Participant agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Participant (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company or its Subsidiaries (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”) belong to the Company or such Subsidiary. The Participant will promptly disclose such Work Product as may be susceptible of such manner of communication to the Company and perform all actions reasonably requested by the Company (whether before or after the Participant’s Termination Date) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its Subsidiaries in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

11.3         Non-Competition; Non-Solicitation.  Each Participant acknowledges and agrees with the Company that during the course of the Participant’s involvement and/or employment with the Company or its Subsidiaries, such Participant has had and will continue to have the opportunity to develop relationships with existing employees, vendors, suppliers, customers and other business associates of the Company which relationships constitute goodwill of the Company and its Subsidiaries, and the Company and its Subsidiaries would be irreparably damaged if the Participant were to take actions that would damage or misappropriate such goodwill. Accordingly, each Participant agrees as follows:

(a)           The Participant acknowledges that the Company and its Subsidiaries currently conducts its business throughout the United States, including without limitation the areas listed on Exhibit B attached hereto (the “Territory”). For purposes hereof, the “Territory” shall also include any international market in which the Company or any of its subsidiaries conducts its business or has plans that have been considered by the Board (or the board of directors of Guitar Center Inc.) to conduct its business, in either event, at the time of the Participant’s date of termination.  Accordingly, during the Non-Competition Period, the Participant shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which engages in marketing, selling, renting or otherwise providing musical instruments, pro-audio equipment or related accessories to retail consumers (including, without limitation, students, schools and other educational institutions) through any means of commerce (including without limitation physical storefronts, mail order or the Internet) within the Territory

(the “Line of Business”), whether for or by himself or as a representative for any other person or entity.

(b)           Notwithstanding the foregoing, the aggregate passive ownership by the Participant of no more than two percent (on a fully-diluted basis) of the outstanding equity securities of any entity, which securities are traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system, and which entity competes with the Company (or any part thereof) within the Territory, shall not be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor. In the event that any entity in which the Participant has any financial or other interest directly or indirectly enters into the Line of Business during the Non-Competition Period, the Participant shall use his reasonable best efforts to divest all of his interest (other than any amount permitted to be held pursuant to the first sentence of this Section 11.3(b)) in such entity within 30 days after learning that such entity has entered the Line of Business.

(c)           The Participant covenants and agrees that during the Non-Competition Period (x) the Participant will not, directly or indirectly, either for himself or for any other person or entity, solicit any employee of the Company (other than such Participant’s personal assistant or secretary) or any Subsidiary or affiliate of the Company to terminate his or her employment with the Company or any Subsidiary or affiliate of the Company or (y) employ any such individual during his or her employment with the Company or any Subsidiary or affiliate of the Company and for a period of six months after such individual terminates his or her employment with the Company or any Subsidiary or affiliate of the Company.

11.4         No Restriction on Earning a Living.  By his or her acceptance and/or acquisition of an Award, each Participant thereby acknowledges that the provisions of this Article XI do not preclude such Participant from earning a livelihood, nor do they unreasonably impose limitations on Participant’s ability to earn a living.  In addition, each Participant thereby acknowledges that the potential harm to the Company and/or its Subsidiaries of non-enforcement of this Article XI outweighs any harm to Participant of enforcement (by injunction or otherwise) of this Article XI against him.  If any portion of the provisions of this Article XI is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities covered, or definition of information covered is considered to be unreasonable in scope, the invalid or unenforceable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Participant in agreeing to the provisions of this Article XI will not be impaired and the provision in question shall be enforceable to the fullest extent of applicable law.

ARTICLE XII
OTHER PROVISIONS

12.1         Indemnification.  No member of the Board, nor any person to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or Awards made thereunder, and each member of the Board shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company’s Certificate of

Incorporation and Bylaws, as amended from time to time, or under any agreement between any such member and the Company.

12.2         Termination and Amendment.  The Board at any time may suspend or terminate this Plan and make such additions or amendments as it deems advisable under this Plan; provided that, the Board may not change any of the terms of the Plan or an Award Agreement in a manner adverse to a Participant without the prior written approval of such Participant; provided further, that, to the extent the Board amends the Plan in a manner adverse to a Participant without such Participant’s consent, such Participant shall continue to be bound and governed by the terms of the Plan as in effect prior to such amendment.

12.3         Taxes.

(a)           Subject to Section 6.3, the Company shall have the right to require Participants or their beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy his or her minimum Federal, state, local, and foreign withholding tax requirements, or to deduct from all payments under the Plan amounts sufficient to satisfy such minimum withholding tax requirements.  Whenever payments under the Plan are to be made to a Participant in cash, such payments shall be net of any amounts sufficient to satisfy all Federal, state, local, and foreign withholding tax requirements.

(b)           Except as otherwise expressly provided in an Award Agreement, the Board may, in its discretion permit a Participant to satisfy his or her tax withholding obligation either by (i) surrendering Award Stock owned by the Participant or (ii) having the Company withhold from Award Stock otherwise deliverable to such Participant.  Award Stock surrendered or withheld shall be valued at Fair Market Value as of the date on which income is required to be recognized for income tax purposes.

12.4         Withholding.  Subject to Section 6.3, in a situation where, if a Participant were to receive Award Stock (by virtue of the exercise of any Options or Rollover Options), the Company or any of its Affiliates (or a former Affiliate) would be obliged to (or would suffer a disadvantage if it were not to) account for any tax or social security contributions in any jurisdiction for which that person would be liable by virtue of the receipt of Award Stock or which would be recoverable from that person (together, the “Tax Liability”), the Options and Rollover Options may not be exercised unless that person has either (i) made a payment to the Company or any of its Affiliates (or a former Affiliate) of an amount at least equal to the Company’s estimate of the Tax Liability, or (ii) entered into arrangements acceptable to the Company or any of its Affiliates (or a former Affiliate) to secure that such a payment is made (whether by authorizing the sale of some or all of the Award Stock on his behalf and the payment to the Company or any of its Affiliates (or a former Affiliate) of the relevant amount out of the proceeds of sale or otherwise).

12.5         Data Protection.  By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan.  This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Options or Rollover Options were granted) about the Participant and his participation in the Plan.

12.6         Notices.  Notices required or permitted to be made under the Plan shall be in writing and shall be deemed given, delivered and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile prior to 5:00 p.m. (New York time) on a business day, (ii) the business day after the date of transmission, if such notice or communication is delivered via facsimile later than 5:00 p.m. (New York time) on any business day and earlier than 11:59 p.m. (New York time) on the day preceding the next business day, (iii) one (1) business day after when sent, if sent by nationally recognized overnight courier service (charges prepaid), or (iv) upon actual receipt by the person to whom such notice is required to be given.  All notices shall be addressed (a) to a Participant at such Participant’s address as set forth in the books and records of the Company and its Subsidiaries, or (b) to the Company or the Board at the principal office of the Company clearly marked “Attention: Board of Directors”.

12.7         Severability.  Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.8         Prior Agreements.  No provision of any employment, severance, incentive award, or other similar agreement entered into by a Participant, on the one hand, and any Subsidiary of the Company, on the other hand, prior to the Original Effective Date shall modify or have any effect in any manner on any provision of this Plan or any term or condition of any Award Agreement to which such Participant is a party.  Without limiting the generality of the foregoing, any provision in any such agreement that purports to apply in any manner to Options, stock, equity-based awards, or the like shall not apply to or have any effect on any Awards under the Plan.

12.9         Governing Law and Forum; Waiver of Jury Trial.  The Plan shall be construed and interpreted in accordance with the laws of the State of Delaware.  Each Participant who accepts an Award thereby agrees that any suit, action or proceeding brought by or against such Participant in connection with this Plan shall be brought solely in the courts of the State of Delaware or the United States District Court for the District of Delaware, each Participant consents to the jurisdiction and venue of each such court, and each Participant agrees to accept service of process by the Company or any of its agents in connection with any such proceeding.  EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF HIS OR HER RIGHTS OR OBLIGATIONS HEREUNDER.

12.10       Section 409A Compliance.  It is the intention of the Company and the Board that the Plan not be subject to the provisions of Section 409A of the Code, as in effect as of the Original Effective Date or subsequently modified thereafter, or to the extent subject to such provisions then to comply in all material respects with such provisions.  In the event that Section 409A would impose a detriment on the Participants, taken as a whole, with respect to Awards under the Plan, then the Board shall consider in good faith modifications or amendments to the Plan intended to eliminate or ameliorate such detriment; provided that, in no event shall the Board be required to modify or amend the Plan in a manner adverse to the Company or the Sponsors.

*     *     *     *     *

EXHIBIT A

See attached Exhibit A-1.

EXHIBIT B

TERRITORY

ALABAMA:

Mobile metropolitan area

Birmingham metropolitan area

Montgomery metropolitan area

ARIZONA:

Phoenix/Mesa metropolitan area

Tucson metropolitan area

ARKANSAS:

Little Rock/North Little Rock metropolitan area

Fayetteville metropolitan area

CALIFORNIA:

Los Angeles/Ventura County metropolitan areas

Orange County metropolitan areas

San Diego County metropolitan areas

San Francisco/Alameda/Contra Costa/Marin/San Mateo County / San Jose metropolitan areas

San Bernardino/Riverside County metropolitan area

Bakersfield metropolitan area

Fresno metropolitan area

Sacramento/Yolo metropolitan area

Modesto metropolitan area

Salinas / Gilroy metropolitan area

Visalia metropolitan area

COLORADO:

Denver/Boulder/Greeley metropolitan area

Colorado Springs metropolitan area

Fort Collins metropolitan area

Pueblo metropolitan area

CONNECTICUT:

Hartford metropolitan area

New Haven metropolitan area

New London metropolitan area

DISTRICT OF COLUMBIA:

Washington, D.C. metropolitan area

FLORIDA:

Miami metropolitan area

Ft. Lauderdale/Hollywood metropolitan area

Orlando metropolitan area

Tampa Bay metropolitan area

Lakeland/Winter Haven metropolitan area

Fort Meyers/Cape Coral metropolitan area

Jacksonville metropolitan area

Tallahassee metropolitan area

Pensacola metropolitan area

West Palm Beach / Boca Raton metropolitan area

GEORGIA:

Atlanta metropolitan area

IDAHO:

Boise metropolitan area

ILLINOIS:

Chicago/Gary/Kenosha metropolitan area

Peoria/Pekin metropolitan area

Rockford metropolitan area

INDIANA:

Indianapolis metropolitan area

South Bend metropolitan area

Gary metropolitan area

Evansville metropolitan area

Fort Wayne metropolitan area

Terre Haute metropolitan area

IOWA:

Cedar Rapids metropolitan area

Davenport / Moline / Rock Island metropolitan area

Des Moines metropolitan area

KANSAS

Kansas City metropolitan area

Wichita metropolitan area

KENTUCKY

Lexington metropolitan area

LOUISIANA:

New Orleans metropolitan area

Baton Rouge metropolitan area

MAINE

Portland metropolitan area

MARYLAND:

Washington DC / Baltimore metropolitan area

MASSACHUSETTS:

Boston/Worcester/Lawrence metropolitan area

MICHIGAN:

Detroit/Ann Arbor/Flint metropolitan area

Kalamazoo/Battle Creek metropolitan area

Saginaw/Bay City/Midland metropolitan area

Grand Rapids/Muskegon/Hollan metropolitan area

MINNESOTA:

Minneapolis/St. Paul metropolitan area

MISSISSIPPI:

Jackson metropolitan area

MISSOURI:

St. Louis metropolitan area

Kansas City metropolitan area

Springfield metropolitan area

NEBRASKA:

Lincoln metropolitan area

NEVADA:

Las Vegas metropolitan area

Reno metropolitan area

NEW HAMPSHIRE:

Nashua metropolitan area

NEW JERSEY:

Philadelphia / Wilmington / Atlantic City metropolitan area

New York / Northern New Jersey / Long Island metropolitan area

NEW MEXICO:

Albuquerque metropolitan area

NEW YORK:

Buffalo/Niagara Falls metropolitan area

New York City / Northern New Jersey / Long Island metropolitan area

Rochester metropolitan area

Albany/Schenedtady/Troy metropolitan area

Syracuse metropolitan area

Binghamton / Johnson City metropolitan area

NORTH CAROLINA:

Charlotte/Gastonia/Rock Hill metropolitan area

Raleigh/Durham/Chapel Hill metropolitan area

Greensboro metropolitan area

OHIO:

Cincinnati/Hamilton metropolitan area

Cleveland/Akron metropolitan area

Columbus metropolitan area

Toledo metropolitan area

Dayton metropolitan area

Youngstown metropolitan area

OKLAHOMA:

Oklahoma City metropolitan area

Tulsa metropolitan area

OREGON:

Portland/Salem metropolitan area

Medford/Ashland metropolitan area

Eugene/Springfield metropolitan area

PENNSYLVANIA:

Philadelphia/Wilmington metropolitan area

Pittsburgh metropolitan area

Harrisburg/Lebanon/Carlisle metropolitan area

Allentown metropolitan area

Lancaster metropolitan area

Scranton metropolitan area

RHODE ISLAND:

Providence/Fall River/Warwick metropolitan area

SOUTH CAROLINA:

Greenville metropolitan area

Charleston metropolitan area

SOUTH DAKOTA:

Sioux Falls metropolitan area

TENNESSEE:

Knoxville metropolitan area

Memphis metropolitan area

Nashville metropolitan area

Chattanooga metropolitan area

TEXAS:

Dallas/Ft. Worth metropolitan area

Houston metropolitan area

Austin/San Marcos metropolitan area

Corpus Christi metropolitan area

Amarillo metropolitan area

Beaumont metropolitan area

Brownsville metropolitan area

El Paso metropolitan area

Laredo metropolitan area

Lubbock metropolitan area

McAllen metropolitan area

San Antonio metropolitan area

Killeen / Temple metropolitan area

UTAH:

Salt Lake City / Ogden metropolitan area

VIRGINIA:

Norfolk/Virginia Beach/Newport News metropolitan area

Washington, D.C. / Baltimore metropolitan area

Richmond/Petersburg metropolitan area

WASHINGTON:

Seattle/Tacoma/Bremerton metropolitan areas

Spokane metropolitan area

WISCONSIN:

Milwaukee/Racine metropolitan area

Madison metropolitan area

Appleton metropolitan area